Exhibit 99.2

Consent of Person Named as About to Become Director

1Life Healthcare, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the “Securities Act”) as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company.

July 14, 2021	/s/ Mary Ann Tocio
Mary Ann Tocio